EXHIBIT 99.1

Animal Health International, Inc. Reports Results for the Third Quarter of Fiscal 2010

WESTLAKE, Texas, May 4, 2010 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII), a leading distributor of animal health products in the United States and Canada, today reported its financial results for the Company's third fiscal quarter, which ended March 31, 2010, as well as year-to-date performance. Results include the following highlights:

Three Months Ended March 31, 2010

  Net sales, compared to last year, increased 9.4%. Net sales for the quarter were $165.1 million, compared to $150.9 million for the same period a year ago.  The increase in net sales was primarily attributable to improving economics in the beef markets, growth in our vet business and promotions by several suppliers.
  Gross margins for the quarter increased $2.0 million, with $2.4 million due to higher sales volume. Margins in the third quarter were 16.6% of net sales, compared to 16.8% in the third quarter last year.
  Selling, General and Administrative (SG&A) expenses were 13.7% of sales compared to 14.7% last year. SG&A expenses increased $0.4 million from the same period last year.
  Net income was $0.1 million, or $0.00 per fully diluted share, compared to a loss of $0.3 million or $0.01 loss per fully diluted share in last year's third quarter.
  Net income included a $0.4 million non-recurring, non-cash charge for foreign currency exchange due to the early retirement of debt in Canada and a $0.6 million non-cash charge for the unamortized cost associated with unwinding interest rate swaps. The after tax effect was $0.7 million or $0.03 per share.
  Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter increased 39.4% or $1.4 million compared to the same period last year. EBITDA was $5.1 million compared to $3.7 million last year.

Nine Months Ended March 31, 2010

  Net sales for the year to date were $496.9 million, compared to $504.4 for the same   period a year ago.
  Gross margin declined $5.2 million, with $1.3 million due to lower sales volume and $4.4 million due to reduced profitability with one of our major suppliers while other suppliers profitability increased by $0.5 million. Margins for the year to date were 16.6% of net sales, compared to 17.4% last year.
  SG&A expenses were 13.8% of sales compared to 14.3% last year. SG&A declined $3.3 million from the same period last year as a result of lower variable selling expense and cost reductions, partially offset by an accrual of $0.4 million for the final settlement and costs associated with a legal dispute.
  Net income was $0.6 million or $0.02 per fully diluted share, compared to $2.2 million or $0.09 per fully diluted share for the first nine months of last year.
  Net income included a $0.4 million non-recurring, non-cash charge for foreign currency exchange due to the early retirement of debt in Canada and a $1.3 million non-cash charge for the unamortized cost associated with unwinding interest rate swaps. The after tax effect was $1.1 million or $0.05 per share.
  EBITDA for the year to date was $14.7 million, a decrease of $2.6 million compared to the same period last year. Excluding the previously disclosed one-time legal settlement, EBITDA was $15.1 million, down $2.2 million compared to last year.

Jim Robison, Chairman and Chief Executive Officer, stated, "We have begun to see significant improvement in the Companies results. Our vet business is growing and beef markets appear to be stable and profitable. Momentum built during the quarter with March being particularly strong. We were very pleased with our progress during the quarter."

At March 31, 2009, the Company's availability under its Revolver totaled $24.8 million, and the Company is in compliance with all of its financial covenants.

Fiscal Year 2010 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The recovery, which the Company had forecasted to start at the beginning of the calendar year, did not begin materially until March. As a result of this delay, management forecasts that our results for the fiscal year will be on the low end of our previously issued guidance and is adjusting the EBITDA range to $21 - $23 million. Net income is expected to be $1.1 to $2.4 million or $0.05 to $0.10 per share.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Time to discuss these results and its business outlook.  You can access the conference call by dialing 877-407-9210. Participants will be required to register their name and company affiliation for the conference call.  Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, stock option expense, and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of the expensing of stock options and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements;
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, which was filed on September 3, 2009. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended March 31,		Nine months ended March 31,
	2009	2010	2009	2010
Net sales	$150,931	$165,126	$504,431	$496,942
Direct cost of products sold	125,602	137,773	416,534	414,227
Gross Profit	25,329	27,353	87,897	82,715
Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	22,227	22,588	72,242	68,916
Depreciation and amortization	2,039	2,005	6,169	6,005
Operating income	1,063	2,760	9,486	7,794
Other income (expense):
Other income	206	133	624	433
Interest expense	(1,877)	(2,714)	(6,500)	(7,293)
Income (loss) before income taxes	(608)	179	3,610	934
Income tax benefit (expense)	284	(59)	(1,381)	(343)
Net income (loss)	$(324)	$120	$2,229	$591

Earnings (loss) per share:
Basic	$(0.01)	$0.00	$0.09	$0.02
Diluted	$(0.01)	$0.00	$0.09	$0.02
Weighted average shares outstanding:
Basic	24,330	24,330	24,330	24,330
Diluted	24,330	24,428	24,330	24,436

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
Assets	June 30, 2009	March 31, 2010

Current assets:
Cash and cash equivalents	$2,749	$1,738
Accounts receivable, net	74,441	87,216
Merchandise inventories, net	89,315	103,020
Other current assets	6,804	8,012
Total current assets	173,309	199,986
Noncurrent assets:
Property, plant, and equipment, net	16,043	15,132
Goodwill and other intangible assets, net	124,962	123,512
Other noncurrent assets, net	3,951	3,383
Total assets	$318,265	$342,013
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$83,567	$84,369
Accrued liabilities	13,055	11,289
Current portion of long-term debt	7,179	457
Total current liabilities	103,801	96,115
Noncurrent liabilities:
Long-term debt, net of current portion	119,913	146,213
Other noncurrent liabilities	24,170	24,618
Total liabilities	247,884	266,946

Stockholders' equity	70,381	75,067
Total liabilities and stockholders' equity	$318,265	$342,013

ANIMAL HEALTH INTERNATIONAL, INC.
EBITDA Reconciliation
(In thousands)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2009	2010	2009	2010
Net income (loss)	$(324)	$120	$2,229	$591
Interest expense	1,877	2,714	6,500	7,293
Income tax expense (benefit)	(284)	59	1,381	343
Depreciation and amortization	2,039	2,005	6,169	6,005
Stock-based compensation	360	214	1,044	459
Acquisition costs	—	—	3	55
EBITDA	$3,668	$5,112	$17,326	$14,746
CONTACT:  Animal Health International, Inc.
          William F. Lacey
          817-859-3000